EXHIBIT 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Restated Agreement”) is made as of this 28th day of July 2004, (“Effective Date”) by and between HealtheTech, Inc., (the “Company”), and James W. Dennis (“Executive”) (collectively, the “Parties”).

WHEREAS, the Company wishes to continue to employ Executive and to assure itself of the continued services of Executive on the terms set forth herein;

WHEREAS, Executive wishes to be so employed under the terms set forth herein;

WHEREAS, the “Parties” are parties to that certain Employment Agreement, dated March 7, 2003 (the “Original Agreement[s]”);

WHEREAS, the Parties desire to amend and restate the Original Agreement to reflect certain revised terms of Executive’s employment; and

WHEREAS, the Parties intend that this Restated Agreement shall supersede and replace any similar agreement that presently exists or may have previously existed between the Parties.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties hereto as follows:

1. EMPLOYMENT. The Company will continue to employ Executive and Executive shall serve the Company in the capacity of Chairman and Chief Executive Officer.

2. DUTIES. Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies) to the business of the Company as its Chairman and Chief Executive Officer reporting to the Company’s Board of Directors (the “Board”). Executive shall serve in an executive capacity and shall have the authority, responsibilities and duties commensurate with such positions. Executive shall loyally and conscientiously perform such services and duties as are customarily incident to such employment and consistent with the bylaws of the Company and as required by the Company’s Board. Executive’s responsibilities, working conditions and duties may be changed, added to or eliminated during his employment at the sole discretion of the Board. Executive shall continue to serve as a member of the Company’s Board subject to the Company’s bylaws and the rights of the Board and Stockholders provided therein. Executive understands and agrees that in the event that he is no longer acting as Chairman and Chief Executive Officer, regardless of reason, he shall automatically and without further action immediately be deemed to have resigned his position as a member of the Board. Executive shall perform services under this Agreement at the Colorado office of the Company, from such other locations as directed by the Company, and from locations necessary to perform the duties of Chairman and Chief Executive Officer under this Agreement.

3. AT-WILL EMPLOYMENT. It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive’s employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and/or with or without notice. The nature, terms or conditions of Executive’s employment with the Company cannot be changed by any oral representation, custom, habit or practice, or any other writing. In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in writing signed by Executive and the Board.

4. POLICIES AND PROCEDURES. Executive agrees that he is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. Executive further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Executive.

5. COMPENSATION. For all services rendered and to be rendered hereunder, the Company agrees to pay to the Executive, and the Executive agrees to accept a salary of $230,000.00 per annum (“Base Salary”). Any such Base Salary shall be payable in equal biweekly installments and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with the Executive. Executive’s Base Salary shall be subject to annual review and potential upward adjustment by the Board. The parties understand and agree that effective December 1, 2003, Executive voluntarily agreed, for compensation purposes only, to a temporary salary reduction to $1.00 per annum for calendar year 2004. At the mutual agreement of the Executive and the Board, Executive’s Base Salary shall be prospectively reinstated on the next regularly scheduled pay period following such mutual agreement to reinstate Executive’s Base Salary.

6. RESTRICTED STOCK AWARD. The Company shall also grant Executive a Restricted Stock Award pursuant to the Company’s 2002 Amended and Restated Stock Plan at the next Board meeting scheduled following the execution of this Agreement by both parties (the “Date of Issuance”). Executive shall be entitled to receive 124,324 shares of Restricted Stock (which number of shares was calculated by dividing Executive’s Base Salary of $230,000 by the closing price of the Company’s common stock as reported on NASDAQ on the Effective Date of July 28, 2004 ($1.85)). The shares subject to the Restricted Stock Award shall vest pursuant to the following schedule: a) fifty percent (50%) of the shares shall vest in full on January 1, 2006; and b) fifty percent (50%) shall vest in full on January 1, 2007, provided that Executive remains employed by the Company on each of the vesting dates. Executive shall, at his discretion, either elect to pay the Company or instruct the Company to withhold shares equal to the amount required to satisfy the Company’s withholding obligations pursuant to applicable federal and state laws. For purposes of determining the number of shares to be withheld, if any, the Company’s common stock shall be valued using the average of the high and low sales price of the Company’s common stock as reported on NASDAQ for the last trading day prior to the applicable vesting date.

7. OTHER BENEFITS. While employed by the Company as provided herein:

(a) Executive Benefits. The Executive shall be entitled to all benefits to which other executive officers of the Company are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its executives. The Company reserves the right to alter and amend the benefits received by Executive from time to time at the Company’s discretion.

(b) Expense Reimbursement. The Executive shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, according to the policies of the Company.

(c) Vacation. Executive shall be entitled to four weeks vacation and six sick days per year subject to the terms and conditions set forth in the Company’s applicable policies.

(d) Life Insurance/Long Term Disability. Company shall reimburse Executive for the costs of premiums necessary to maintain a $1 million life insurance policy and Accidental Death and Long Term Disability Policy.

8. CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES. Executive agrees, if he has not already done so, to enter into and abide by the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) on or before the Effective Date.

9. TERMINATION. Executive and the Company each acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without Cause or advance notice pursuant to the following:

(a) Termination by Death or Disability. Subject to applicable state or federal law, in the event Executive shall die during the period of his employment hereunder or become permanently disabled, as evidenced by notice to the Company and Executive’s inability to carry out his job responsibilities for a continuous period of more than three months, Executive’s employment and the Company’s obligation to make payments hereunder shall terminate on the date of his death, or the date upon which, in the sole determination of the Board of Directors, Executive has failed to carry out his job responsibilities for three months except that the Company shall pay Executive any salary earned but unpaid prior to termination and all accrued but unused personal time, and any business expenses referred to in paragraph 7(b) that were incurred but not reimbursed as of the date of termination. Vesting of any options held by Executive shall cease as of the date of termination. Any right to exercise any vested shares or of the Company to repurchase any previously exercised, but unvested shares, if any, will be as set forth in Executive’s stock option grant notice, the stock option agreement, and the Plan.

(b) Voluntary Resignation by Executive. In the event the Executive voluntarily terminates his employment with the Company, the Company’s obligation to make payments hereunder shall cease upon such termination, except that the Company shall pay Executive any salary earned but unpaid prior to termination and all accrued but unused personal time, and any business expenses referred to in paragraph 7(b) that were incurred but not reimbursed as of the date of termination. Vesting of any options held by Executive shall cease as of the date of termination. Any right to exercise any vested shares or of the Company to repurchase any previously exercised, but unvested shares, if any, will be as set forth in Executive’s stock option grant notice, the stock option agreement, and the Plan.

(c) Termination for Cause. In the event the Executive is terminated by the Company for Cause (as defined below), the Company’s obligation to make payments hereunder shall cease upon the date of receipt by Executive of written notice of such termination (the “Termination Date”), except that the Company shall pay Executive any salary earned but unpaid prior to the Termination Date and all accrued but unused personal time, and any business expenses referred to in paragraph 7(b) that were incurred but not reimbursed as of the Termination Date. Vesting of any options held by Executive shall cease as of the Termination Date. Any right to exercise any vested shares or of the Company to repurchase any previously exercised, but unvested shares, if any, will be as set forth in Executive’s stock option grant notice, the stock option agreement, and the Plan. For purposes of this Agreement, “Cause” is defined as any of the following: (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive; (ii) the conviction of, or plea of nolo contendere to, a felony which the Board reasonably believes had or will have a material detrimental effect on the Company’s reputation or business; (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company; (iv) continued violations by Executive of Executive’s obligations which are demonstrably willful and deliberate on Executive’s part after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed his duties or that Executive has performed his duties in a manner that the Board reasonably believes has or will have a material detrimental effect on the Company’s reputation or business; (v) a material breach of Executive of Executive’s obligations hereunder or the “Confidential Information Agreement” (as defined herein); or (vi) the insolvency or dissolution of the Company or the cessation of business or operations. Any purported termination of Executive for Cause will not be effective until the Company has delivered to Executive a written notice of termination.

(d) Termination by the Company without Cause or by Executive for Good Reason. The Company will have the right to terminate Executive’s employment with Company at any time without Cause. Executive will have the right to resign his employment with the Company at any time for Good Reason (defined herein). In the event Executive is terminated without Cause or Executive resigns for Good Reason, and upon the execution of a full general release by Executive in the form attached hereto as Exhibit A (“Release”), Executive shall be entitled to the following severance benefits: (i) a severance payment equal to Executive’s then current full Base Salary for a period of twelve (12) months to be paid on the same basis and at the same time as previously paid and subject to standard payroll tax withholdings and deductions; (ii) continued medical benefits for twelve (12) months; (iii) the prorated portion of Executive’s maximum potential bonus for the bonus year in which the termination without Cause or resignation for Good Reason occurs; and (iv) full vesting acceleration of any and all outstanding Company stock options and Restricted Stock Awards, provided that any right to exercise any vested shares or of the Company to repurchase any previously exercised, but unvested shares, if any, will be as set forth in Executive’s stock option grant notice, the stock option agreement, and the Plan.

Notwithstanding the foregoing, in the event that the Board of Directors determines that the Company is in a condition of financial distressed and termination of Executive is necessary for cost reduction purposes and in the best interests of the Company, provided that Executive signs and does not revoke a Release in the form attached as Exhibit A, Executive’s severance benefits would be as follows: (i) a severance payment equal to Executive’s then current full Base Salary for a period of six (6) months to be paid on the same basis and at the same time as previously paid and subject to standard payroll tax withholdings and deductions; (ii) continued medical benefits for six (6) months; and (iii) full vesting acceleration of any and all outstanding Company stock options and Restricted Stock Awards, provided that any right to exercise any vested shares or of the Company to repurchase any previously exercised, but unvested shares, if any, will be as set forth in Executive’s stock option grant notice, the stock option agreement, and the Plan.

(e) Definition of Good Reason. For purposes of this Agreement, “Good Reason” is defined as any of the following: (i) a significant reduction in Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or Executive’s removal from such position, duties and responsibilities, unless Executive is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not made the Chief Executive Officer of the acquiring corporation) shall not constitute “Good Reason”; (ii) the Company reduces Executive’s base salary relative to the salary in effect immediately prior to such reduction; (iii) there is a material reduction by the Company in the kind or level of benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced; or (iv) without Executive’s express written consent, Executive’s relocation to a facility or a location more than fifty (50) miles from Executive’s current location.

(f) Termination Following Change in Control. If within the twelve (12) months immediately following a Change in Control Executive is involuntarily terminated by the Company (or its successor entity) other than for Cause or Executive voluntarily terminates his employment with the Company (or its successor entity) for Good Reason, and in each case Executive signs and does not revoke a Release in the form attached as Exhibit A, Executive shall be entitled to the following severance benefits: (i) a severance payment equal to Executive’s then current full Base Salary for a period of eighteen (18) months to be paid on the same basis and at the same time as previously paid and subject to standard payroll tax withholdings and deductions; (ii) continued medical benefits for eighteen (18) months; (iii) a lump sum payment equal to Executive’s maximum potential bonus for the bonus year in which the termination without Cause or resignation for Good Reason occurs; and (iv) full vesting acceleration of any and all outstanding Company stock options and Restricted Stock Awards, provided that any right to exercise any vested shares or of the Company to repurchase any previously exercised, but unvested shares, if any, will be as set forth in Executive’s stock option grant notice, the stock option agreement, and the Plan.

(g) Definition of Change in Control. For purposes of this Agreement, “Change of Control” of the Company is defined as any of the following: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the date of the close of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

10. NONCOMPETITION AND NONSOLICITATION. Executive acknowledges that he will be a member of executive and management personnel at the Company. Executive further acknowledges that during his employment at the Company, he will be privy to extremely sensitive, confidential and valuable commercial information, which constitutes trade secrets belonging to the Company, the disclosure of which information and secrets would greatly harm the Company.

(a) Definitions.

(i) Conflicting Product or Service. As used in this Agreement a “Conflicting Product or Service” means any product or service that is directly involved in the measurement of resting metabolic rate or products or services involved in indirect calorimetry.

(ii) Conflicting Organization. As used in this Agreement, a “Conflicting Organization” means any person or organization other than the Company that is engaged in or is about to become engaged in the design, research, development, production, marketing, distribution, leasing, licensing, selling, or servicing of a Conflicting Product or Service. For purposes of this Agreement conflicting organizations included, by way of example only, Korr and New Leaf.

(b) Covenant Not to Compete. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, Executive agrees to the following as part of this Agreement: Executive agrees that he shall not, individually or together with others, directly or indirectly, during his employment with the Company and for so long as Executive is receiving severance benefits from the Company or (12) twelve months following Executive’s last day of employment, whichever is greater, for any reason, whether as an owner, consultant, partner, joint venturer, stockholder, broker, agent, financial agent, principal, trustee, licensor or in any other capacity whatsoever (i) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise which is a Conflicting Organization, or (ii) sell or assist in the design, development, manufacture, licensing, sale, marketing or support of any Conflicting Product or Service, or engage in any other manner, in any Conflicting Organization. The parties agree that no more than 1% of the outstanding voting stock of a publicly traded company or any stock owned by Executive shall not constitute a violation of this paragraph. Executive further agrees and acknowledges that because of the nature and type of business that the Company engages in, the geographic scope of the covenant not to compete shall include all counties, cities, and states of the United States and any other Country, territory or region in which the Company conducts business and that such a geographic scope is reasonable. Nothing in this paragraph should be construed to narrow the obligations of Executive imposed by any other provision herein, any other agreement, law or other source.

(c) Nonsolicitation Covenant. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, the parties agree to the following as part of this Agreement: Executive acknowledges and agrees that information regarding employees of the Company is Confidential Information, including without limitation; information regarding the skills and knowledge of employees of the Company; information regarding any past, present, or intended compensation, benefits, policies and incentives for employees of the Company; and information regarding the management and reporting structure of the Company. Executive agree during the period he is employed by the Company and for so long as Executive is receiving severance benefits from the Company or (12) twelve months following Executive’s last day of employment, whichever is greater, that he will not, individually or with others, directly or indirectly (including without limitation, individually or through any business, venture, proprietorship, partnership, or corporation in which they control or own more than a five (5) percent interest, through any agents, through any contractors, through recruiters, by their successors, by their employees, or by their assigns) hire, solicit, or induce any employees of the Company to leave the Company or either directly or indirectly, solicit or attempt to solicit any customer, client, supplier, investor, vendor, consultant or independent contractor of the Company to terminate, reduce or negatively alter his, her or its relationship with the Company. The geographic scope of the covenants in this paragraph 10(c) shall include any city, county, or state of the United States and any such other city, territory, country, or jurisdiction in which the Company does business. Nothing in this paragraph 10 should be construed to narrow the obligations of Executive imposed by any other provision herein, any other agreement, law or other source.

(d) Reasonable. Executive agrees and acknowledges that the time limitation and the geographic scope on the restrictions in this paragraph and its subparts are reasonable. Executive also acknowledges and agrees that the limitation in this paragraph and its subparts is reasonably necessary for the protection of the Company, that through this Agreement he shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s business value which was imparted to him. In the event that any term, word, clause, phrase, provision, restriction, or section of this paragraph of this Agreement is more restrictive than permitted by the law of the jurisdiction in which the Company seeks enforcement thereof, the provisions of this Agreement shall be limited only to that extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable. Moreover, notwithstanding any judicial determination that any term, word, clause, phrase, provision, restriction, or section of this Agreement is not specifically enforceable, the parties intend that the Company shall nonetheless be entitled to recover monetary damages as a result of any breach hereof.

(e) Legal and Equitable Remedies. In view of the nature of the rights in goodwill, Executive relations, trade secrets, and business reputation and prospects of the Company to be protected under this paragraph of this Agreement, Executive understands and agrees that the Company could not be reasonably or adequately compensated in damages in an action at law for Executive’s breach of their obligations (whether individually or together) hereunder. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this paragraph of this Agreement and that such relief may be granted without the necessity of proving actual damages, and without bond. Executive acknowledges and agrees that the provisions in this paragraph and its subparts are essential and material to this Agreement, and that upon breach of this paragraph by him, the Company is entitled to withhold providing payments or consideration, to equitable relief to prevent continued breach, to recover damages and to seek any other remedies available to the Company. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or other remedies in addition to equitable relief.

(f) Extension of Time. In the event that Executive breaches any covenant, obligation or duty in this paragraph or its subparts, any such duty, obligation, or covenants to which the parties agreed by this paragraph and its subparts shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The duration and length of Executive’s duties and obligations as agreed by this paragraph and its subparts shall continue upon the effective date of any such settlement, or judicial or other resolution

11. Miscellaneous.

(a) Taxes. Executive agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Executive agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Executive expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Executive pursuant to this Agreement.

(b) Modification/Waiver. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

(c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of the Company. This Agreement shall not be assignable by the Executive.

(d) Notices. All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner. Executive promptly shall notify Company of any change in Executive’s address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

(e) Governing Law; Personal Jurisdiction and Venue. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado. The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Colorado and agree to Colorado court’s exercise of personal jurisdiction. The Parties further agree that any disputes relating to this Agreement shall be brought in courts located in the State of Colorado.

(f) Entire Agreement. This Agreement together with the Exhibit A attached hereto set forth the entire agreement and understanding of the parties hereto with regard to the employment of the Executive by the Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(g) Agents. The Executive and the Company represent and warrant to each other that neither has incurred any liability for any employment agency or finders fees or commissions, or the like, in connection with the employment contemplated herein. The Executive hereby agrees to indemnify and hold the Company harmless from and against and in respect of any claim for employment agency or finders fees or commissions or the like relating to the employment contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have each duly executed this Employment Agreement as of the day and year first above written.

HEALTHETECH, INC.

/s/ Sandy MacPherson
Alexander (Sandy) MacPherson
Corporate Secretary

James Dennis
/s/ James Dennis